Exhibit 2

SECURITIES EXCHANGE AGREEMENT

This Securities Exchange Agreement (this “Agreement”) is dated as of October 31, 2019, between Oz Rey, LLC, a Texas limited liability company (“Oz Rey”), each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”), and T.R. Winston & Company, LLC, as the Agent for the Purchasers (“Agent”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Oz Rey desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from Oz Rey, securities of Oz Rey in exchange for securities of Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”), as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Oz Rey and each Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or threatened against or affecting Oz Rey or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Assignment Agreement” means the Assignment Agreement between Oz Rey and each Purchaser, in the form of Exhibit C attached hereto, pursuant to which such Purchaser assigns his Debentures and Warrants to Oz Rey along with all of his rights under the agreements pursuant to which the Debentures and Warrants were originally acquired, including the Chanticleer Purchase Agreement, the Chanticleer Security Agreement and the Chanticleer Guaranty Agreement.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Texas are authorized or required by law or other governmental action to close.

“Chanticleer Securities” means the Debentures, the Warrants, and the Warrant Shares.

“Chanticleer Guaranty Agreement” means the Subsidiary Guaranty dated as of May 4, 2017 (the “Chanticleer Guarantee”) by and among the Guarantors (as defined therein) and the Purchasers, a complete and correct copy of which is attached hereto as Exhibit F.

“Chanticleer Purchase Agreement” means the Securities Purchase Agreement, dated May 4, 2017, as amended August 7, 2017, by and among Chanticleer and the Purchasers, a complete and correct copy of which is attached hereto as Exhibit D.

“Chanticleer Security Agreement” means the Security Agreement, dated May 4, 2017, by and among Chanticleer and the Purchasers, a complete and correct copy of which is attached hereto as Exhibit E.

“Class A Units” shall mean Class A Preferred Units of Limited Liability Company Interests in Oz Rey.

“Class B Units” shall mean Class B Preferred Units of Limited Liability Company Interests in Oz Rey.

“Closing” means the closing of the purchase and sale of the Notes pursuant to Section 2.1.

“Debentures” means the 8.0% Secured Debentures due December 31, 2018, issued by Chanticleer to the Purchasers, on or about May 4, 2017, which were issued in the form attached hereto as Exhibit G. The Debentures were amended by Amendment to 8% Secured Debentures dated December 31, 2018, a complete and correct copy of which is attached hereto as Exhibit H.

“Internal Rate of Return” means the discount rate at which the net present value of outflow of funds from a Person and inflow of funds to a Person equals zero, calculated for each such outflow from the date such outflow was made. A Person’s Internal Rate of Return shall be calculated pursuant to the Excel function known as “XIRR” on the basis of the actual number of days elapsed over a 365 or 366 day year, as the case may be.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of Oz Rey, as in effect from time to time.

“Majority in Interest” means, at any time of determination, the majority in interest (based on then-outstanding principal amounts of Notes at the time of such determination) of the Purchasers.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(a).

“Notes” means the Convertible Notes of Oz Rey to be issued to the Purchasers hereunder, in the form of Exhibit B attached hereto.

“Oz Rey Securities” means the Notes, any Class B Units issued upon conversion thereof, and any Class A Units or Class B Units otherwise acquired by the Purchasers.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Transaction Documents” means this Agreement, the Notes, the Assignment Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrants” means, collectively, the Chanticleer common stock purchase warrants, as amended on August 7, 2017, delivered to the Purchasers in connection with the issuance of the Debentures.

“Warrant Shares” means the shares of Chanticleer common stock issuable upon exercise of the Warrants.

ARTICLE II.

EXCHANGE OF NOTES

2.1 Closing.

(a) On the Closing Date, upon the terms and subject to the conditions set forth herein, Oz Rey agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, up to an aggregate of $6,000,000 in principal amount of Notes and the Option (as defined in Section 4.4 below) in exchange for (a) an aggregate of $6,000,000 in principal amount of Debentures held by the Purchasers and (b) an aggregate of 1,200,000 Warrants held by the Purchasers (the “Exchange”). The principal amount of Notes to be acquired by each Purchaser shall be equal to the principal amount of Debentures held by such Purchaser in the amount forth on Exhibit A. Upon assignment of such Debentures to Oz Rey, each Purchaser shall also assign to Oz Rey the Warrants held by such Purchaser in the amounts set forth on Exhibit A. The Parties agree that 99% of the value of the Exchange shall be attributed to the Notes and that 1% of the value of the Exchange shall be attributed to the Option. The Closing shall occur at the offices of Shearman & Sterling LLP, 1100 Louisiana Street, Suite 3300, Houston, Texas 77002, or such other location as the parties shall mutually agree.

(b) The Closing shall occur on the date (the “Closing Date”) chosen by Oz Rey not later than 20 days after the execution hereof by all of the parties hereto, subject to up to an automatic additional 20 days of delay if the Closing Date has not occurred within the initial 20-day period (with such extended date, the “Termination Date”), subject to all conditions precedent to the Purchasers’ obligations and Oz Rey’s obligations, in each case, have been satisfied or waived. If the Closing does not occur by 5:00 p.m., Austin, Texas time on the Termination Date, all of the parties’ obligations under this Agreement shall immediately terminate, without any liability on the part of any party hereto, and Oz Rey shall promptly return to the Purchasers all of the deliveries that the Purchasers had previously tendered to Oz Rey.

2.2 Deliveries.

(a) On the Closing Date, each Purchaser shall deliver or cause to be delivered to Oz Rey the following:

(i) an original executed version of such Purchaser’s Debentures in the amount set forth opposite such Purchaser’s name on Exhibit A; and

(ii) an original executed version of such Purchaser’s Warrants in the amount set forth opposite such Purchaser’s name on Exhibit A.

(iii) an Assignment Agreement duly executed by such Purchaser.

(b) On the Closing Date, Oz Rey shall deliver or cause to be delivered to each Purchaser the following:

(i) a Note with a principal amount equal to the principal amount of the Debentures exchanged by such Purchaser, registered in the name of such Purchaser; and

(ii) the Assignment Agreement, duly executed by Oz Rey.

2.3 Closing Conditions.

(a) The obligations of Oz Rey hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects on the Closing Date of the representations and warranties of the Purchasers contained herein;

(ii) all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by each Purchaser of the items set forth in Section 2.2(a) of this Agreement; and

(iv) Oz Rey and Chanticleer having reached an agreement acceptable to Oz Rey, in Oz Rey’s sole discretion, with regard to the future treatment of the

Debentures and the Warrants, as well as all of the warrants retained by the Purchasers (and such retained warrants shall be changed/adjusted in the same manner as the Warrants).

(b) The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects when made and on the Closing Date of the representations and warranties of Oz Rey contained herein;

(ii) all obligations, covenants and agreements of Oz Rey required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by Oz Rey of the items set forth in Section 2.2(b) of this Agreement; and

(iv) there shall have been no Material Adverse Effect with respect to Oz Rey since the date hereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Oz Rey. Oz Rey hereby makes the following representations and warranties to each Purchaser:

(a) Organization and Qualification. Oz Rey is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Oz Rey is not in violation nor default of any of the provisions of its certificate of formation or other organizational or charter documents. Oz Rey is duly qualified to conduct business and is in good standing as a foreign entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Oz Rey or (iii) a material adverse effect on Oz Rey’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b) Authorization; Enforcement. Oz Rey has the requisite limited liability company power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by Oz Rey and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Oz Rey and no further action is required by Oz Rey in connection herewith. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by Oz Rey and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Oz Rey enforceable against Oz Rey in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance by Oz Rey of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of Oz Rey Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Oz Rey’s certificate of formation or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Oz Rey, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing an Oz Rey debt or otherwise) or other understanding to which Oz Rey is a party or by which any property or asset of Oz Rey is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Oz Rey is subject (including federal and state securities laws and regulations), or by which any property or asset of Oz Rey is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d) Filings, Consents and Approvals. Oz Rey is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Oz Rey of the Transaction Documents.

(e) Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of Oz Rey Securities by Oz Rey to the Purchasers as contemplated hereby or the issuance of the Warrant Shares upon Oz Rey’s exercise thereof.

(f) Oz Rey Securities. The Oz Rey Securities have been duly authorized and, when issued and delivered in the manner set forth in the Transaction Documents, will be validly issued pursuant to all applicable legal requirements and free of any Liens.

(g) Oz Rey Debt. The current debt of Oz Rey does not exceed $5,000,000. None of the current Oz Rey debt arrangements, by their terms, restrict or prevent the payments or equity issuances contemplated by this Agreement. In addition, Oz Rey will not put in place after the date of this Agreement any debt or other arrangement that would, by its terms, restrict or prevent any payments or issuance of equity contemplated by this Agreement.

3.2 Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to Oz Rey as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a) Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Debentures and Warrants Owned. Such Purchaser owns the principal amount of Debentures and the number of Warrants set forth opposite its name on Exhibit A, in each case free and clear of all Liens. Other than the Amendment to 8% Debentures attached as Exhibit H hereto, the Amendment to the Chanticleer Purchase Agreement as of August 7, 2017, and the Amendment to the Warrants as of August 7, 2017, none of the terms of the Chanticleer Purchase Agreement, the Chanticleer Security Agreement, the Chanticleer Guaranty Agreement, the Warrants or the Debentures (collectively, the “Chanticleer Agreements”) have been amended and all of such agreements remain in full force and effect. The Exercise Price for the Warrants and the Expiration Date thereof are as set forth on Exhibit A. Upon purchase of the Debentures and the Warrants from such Purchaser as contemplated herein, Oz Rey will own the Debentures and the Warrants free and clear of all Liens. To the knowledge of such Purchaser, Chanticleer is not currently in default under the terms of any of the Chanticleer Agreements.

(c) Own Account. Such Purchaser understands that Oz Rey Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring Oz Rey Securities as principal for its own account and not with a view to or for distributing or reselling such Oz Rey Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Oz Rey Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Oz Rey Securities in violation of the Securities Act or any applicable state securities law.

(d) Purchaser Status. At the time such Purchaser was offered Oz Rey Securities, it was, and as of the date hereof it is an “accredited investor” as defined in Rule 501 under the Securities Act.

(e) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in Oz Rey Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in Oz Rey Securities and, at the present time, is able to afford a complete loss of such investment.

(f) General Solicitation. Such Purchaser is not, to such Purchaser’s knowledge, purchasing Oz Rey Securities as a result of any advertisement, article, notice or other communication regarding Oz Rey Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(g) Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Oz Rey concerning the terms and conditions of the offering of Oz Rey Securities and the merits and risks of investing in Oz Rey Securities; and (ii) the opportunity to obtain such additional information that Oz Rey possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1. Additional Payments. Oz Rey hereby agrees that any amounts that it receives arising out of its investment in the Debentures and the Warrants, including any principal and interest payments on the notes, and the proceeds of the sale of the Debentures, the Warrants or the Warrant Shares, will be retained by Oz Rey (consistent with the waterfall below) or distributed within five (5) business days after receipt by Oz Rey as follows:

(a)     first, up to an initial amount not to exceed $2,000,000 received by Oz Rey prior to the earlier of: (1) the six (6) month anniversary of closing or (2) the merger of Oz Rey with a public company (with the amount actually received by Oz Rey within such time period, the “Retention Amount”) shall be retained by Oz Rey (subject to Oz Rey’s obligations with respect thereto set forth in Section 4.4 below). Thereafter, proceeds will be distributed:

(b)     first, to the Purchasers (pro rata in accordance with the amount of Notes then held by each (“Pro Rata”)) any accrued but any unpaid interest on the Notes;

(c)     second, 100% to the Purchasers Pro Rata until the Purchasers have received an amount equal to the principal and interest on the Notes;

(d)     third, 80% to the Purchasers Pro Rata and 20% to Oz Rey until the Purchasers have received a 10% Internal Rate of Return on their investment in the Notes;

(e)     fourth, 70% to the Purchasers Pro Rata and 30% to Oz Rey until the Purchasers have received a 20% Internal Rate of Return on their investment in the Notes;

(f)     fifth, 60% to the Purchasers and 40% to Oz Rey until the Purchasers have received a 30% Internal Rate of Return on their investment in the Notes; and

(g)     thereafter, 50% to the Purchasers and 50% to Oz Rey.

Any amounts paid by Oz Rey to the Purchasers pursuant to this provision shall, until principal and interest is paid in full on the Notes, be treated as payments of interest and principal on the Notes and, if applicable, prepayments under the Notes. Upon payment of amounts equal to the principal and interest on the Notes, whether pursuant to this provision or the provisions of the Notes, the Notes shall be deemed to be paid in full. Notwithstanding the Notes being paid in full, Oz Rey’s obligations under this Section 4.1 shall remain in force. The amounts payable pursuant to this Section 4.1 are not in addition to the principal and interest on the Notes, except to the extent, if any, that the amounts payable pursuant to this Section 4.1 exceed the principal and interest on the Notes.

4.2. Amendment to Warrants. Promptly following the execution of this Agreement, the Purchasers shall cooperate with Oz Rey’s request that Chanticleer amend the Warrants to reduce the strike price to an amount acceptable to Oz Rey and that the Warrants be exchanged for new Warrants reflecting such new terms in a transaction eligible for exemption under Section 3(a)(9) of the Securities Act, after which the amended Warrants will be transferred to Oz Rey at Closing. Oz Rey shall work with Chanticleer to ensure that, promptly following the Closing and following an amendment to the Warrants, Oz Rey will be able to exercise the Warrants and sell the Warrant Shares on the open market under Rule 144 (tacking the period during which the Purchasers held the Warrants to Oz Rey’s holding period) without complying with Rule 144’s requirements for current public information, trading volume, ordinary brokerage transaction and Form 144 filing and the Purchasers shall cooperate with Oz Rey and Chanticleer with respect to the foregoing transfer. Purchasers make no representations with respect to eligibility for Section 3(a)(9) or compliance with Rule 144, and such compliance and eligibility determinations are the sole responsibility of Chanticleer and Oz Rey. Oz Rey and the Purchasers agree to use commercially reasonable efforts to cause all of the other warrants of Chanticleer held by the Purchasers to be repriced to the same price as the amended Warrants contemplated herein.

4.3     Option to Acquire Class A Units. Oz Rey hereby grants each Purchaser an option to acquire his pro rata share (based on the principal amount of Debentures he owns divided by $6,000,000) of $4,000,000 of Class A Units at any time prior to December 31, 2019. The Class A Units in Oz Rey will be as set forth in the Offering Memorandum of Oz Rey dated September 2019 (the “Offering Memorandum”). Each Purchaser acquiring Class A Units shall be obligated to execute the LLC Agreement and be bound by the terms thereof as a member of Oz Rey. If at least $2,000,000 of Class A Units are acquired by the Purchasers by December 31, 2019, the Purchasers shall have the option to acquire another $2,000,000 in Class A Units at the foregoing price until December 31, 2020. Any Purchaser desiring to exercise this option shall notify Oz Rey in writing of its desire to do so and shall be issued Class A Units in exchange for the purchase price therefor set forth above.

4.4     Option with Respect to Retention Amount. Oz Rey hereby grants to the Purchasers pro rata (based on the principal amount of Notes to be issued to each Purchaser divided by $6,000,000) an option (the “Option”) to purchase Class B Units in Oz Rey at an exercise price of $1.00 per Class B Units (the “Exercise Price”). The number of Class B Units purchasable pursuant to the Option shall be equal to the Retention Amount divided by $1,000 per Class B Unit, for a maximum of 2,000 Class B Units to be issued upon exercise of the Option in full. Oz Rey shall be obligated to give prompt written notice to the Purchasers of the earlier of (x) the date the Retention Amount equals $2,000,000 or (y) the amount of the Retention Amount on the six (6) month anniversary of the Closing Date. The Option may be exercised upon the earlier of (a) the date the Retention Amount equals $2,000,000 and (b) the six (6) month anniversary of the Closing Date, and shall remain exercisable for a one-year period after such date (the “Expiration Date”). In order to exercise the Option on its behalf, a Purchaser shall be obligated to give Oz Rey written notice of the exercise of its Option prior to the Expiration Date, along with payment of the Exercise Price for the number of Class B Units such Purchaser is acquiring upon such exercise. Upon receipt of such written notice and payment of the Exercise Price, the exercising Purchaser shall be deemed to be the owner of the number of Class B Units issuable to it upon exercise of its Option. Each Purchaser acquiring Class B Units shall be deemed to have signed the LLC Agreement and be bound by the terms thereof as a member of Oz Rey holding Class B Units. If, at any time prior to the Expiration Date, there shall be any merger, consolidation, exchange of units, recapitalization, reorganization, or other similar event, as a result of which Class B Units of Oz Rey shall be changed into the same or a different number of units of another class or classes of stock or securities of Oz Rey or another entity, or in case of any sale or conveyance of all or substantially all of the assets of Oz Rey other than in connection with a plan of complete liquidation of Oz Rey, then each Purchaser shall thereafter have the right to receive upon exercise of its Option, upon the basis and upon the terms and conditions specified herein and in lieu of the Class B Units immediately theretofore issuable upon exercise, such stock, securities or assets which the Purchaser would have been entitled to receive in such transaction had this Option been exercised in full immediately prior to such transaction, and appropriate provisions shall be made with respect to the rights and interests of the holders of the Option to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the exercise thereof. These provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

4.5 Transfer Restrictions.

(a) Oz Rey Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Oz Rey Securities, Oz Rey may require the transferor thereof to provide to Oz Rey an opinion of counsel selected by the transferor and reasonably acceptable to Oz Rey, the form and substance of which opinion shall be reasonably satisfactory to Oz Rey, to the effect that such transfer does not require registration of such transferred Oz Rey Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Purchaser under this Agreement.

(b) The Purchasers agree to the imprinting, so long as is required by this Section 4.5, of a legend on any of the Notes in the following form:

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

(c) The Purchasers understand that the Class A Units and Class B Units are subject to restrictions on transfer as set forth in the LLC Agreement and that any transfers of the Class A Units and Class B Units must conform to the requirements of the LLC Agreement.

4.6 Furnishing of Information. Oz Rey shall report to the Purchasers quarterly with respect to any proceeds it receives from Chanticleer with respect to the Debentures, Warrants or Warrant Shares and with respect to any other proceeds it receives based upon a sale or transfer of the Debentures, Warrants or Warrant Shares.

4.7 Indemnification. Oz Rey agrees to indemnify and hold harmless the Purchasers from and against any and all losses, claims, damages, costs, expenses (including reasonable attorneys’, experts’ and consultants’ fees and the costs and expenses of investigation, enforcement or collection) or other liabilities arising from and associated with any violation or alleged violation of any securities laws, federal or state, related to the Exchange or actions taken in preparation for the Exchange or sales by Oz Rey of any Warrant Shares subsequent to the Exchange, including but not limited to compliance by any party with Section 3(a)(9) of the Securities Act and Rule 144 of the Securities Act.

4.8 Negative Covenants. Oz Rey agrees that as long as the Notes are outstanding it will not incur any indebtedness that is or purports to be senior to the Notes or that restricts, limits or prevents the payments or issuance of equity contemplated by this Agreement. In addition, Oz Rey agrees that following the date that any Purchaser becomes a member of Oz Rey, Oz Rey will not enter into any merger, consolidation, exchange of units, recapitalization, reorganization, or other similar event that is a taxable transaction for the members of Oz Rey without either (x) receiving the consent of a majority in interest of such Purchasers who are members of Oz Rey or (y) causing Oz Rey to make cash distributions of available cash to its members in an amount reasonably calculated to be sufficient to pay the taxes to be incurred by such members arising out of such transaction.

ARTICLE V.

SECURITY INTEREST

5.1 Security Interest Grant. Oz Rey hereby grants, in favor of Purchasers, a security interest in Oz Rey’s right, title, and interest in the Chanticleer Securities, Chanticleer Guarantee Agreement, Chanticleer Purchase Agreement, and the Chanticleer Security Agreement (collectively, the “Chanticleer Documents,”) and any note, bond, debenture, warrant, option, share of stock, whether common or preferred, or other security (as defined in the Securities Act) in Chanticleer or any other entity, to which a Chanticleer Document is converted, or which amends, modifies, restates, or replaces a Chanticleer Document now owned or hereafter acquired, and all proceeds and products thereof (the “Collateral”). Notwithstanding the foregoing, from and after the Closing, Oz Rey shall have the right to sell or otherwise dispose of the Collateral, including negotiating with Chanticleer concerning amendments to (and amending) the terms of the Chanticleer Documents, and shall not be in any way limited in its dealings with Chanticleer, subject only to Oz Rey’s obligation to distribute the proceeds of disposition of the Collateral in accordance with Section 4.1.

5.2 Obligations Secured. The security interest granted herein is to secure all present and future obligations of Oz Rey: (i) under this Agreement; (ii) under any Notes; (iii) to reimburse Agent and any Purchaser for all sums, if any, advanced to protect the Collateral; and (iv) to reimburse the Agent and any Purchaser for all the costs, including reasonable attorneys’ fees, associated with defending, protecting or enforcing the Purchasers’ rights in any bankruptcy proceeding, including the costs of litigating the dischargeability of all or any portion of the Secured Obligations, the cost of litigating the amount, or validity, or secured status of a Purchaser’s claim, the cost of litigating the avoidability of any allegedly preferential or fraudulent transfer, the cost of any litigation concerning confirmation of a plan of reorganization, and the cost of litigating the applicability of or seeking relief from the automatic stay ((i), (ii), (iii), and (iv) collectively, the “Secured Obligations”).

5.3 Perfection. Oz Rey hereby irrevocably authorizes Agent at any time and from time to time to file in any jurisdiction any UCC-1 financing statements or similar statements and amendments thereto that: (i) indicate the Collateral as being of an equal or lesser scope or with greater detail, and (ii) provide any information required by the Texas Uniform Commercial Code (the “UCC”) or comparable law of any jurisdiction, for the sufficiency or filing office acceptance of any financing statement or similar statement or amendment thereto.

5.4 Security Agreement. This Agreement is intended to constitute a security agreement, as that term is defined in the UCC in force in the State of Texas and any state where the Collateral, Oz Rey, or any Purchaser is located.

ARTICLE VI.

AGENCY

6.1 Appointment of Agent. The Purchasers, by their acceptance of the benefits of the Agreement, hereby designate T.R. Winston & Company, LLC (“Agent”) as the Agent to act as specified herein and in the Agreement. Each Purchaser shall be deemed irrevocably to authorize the Agent to take such action on its behalf under the provisions of the Agreement and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its agents or employees.

6.2 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in the Agreement. Neither the Agent nor any of its partners, members, shareholders, officers, directors, employees or agents shall be liable for any action taken or omitted by it as such under the Agreement or hereunder or in connection herewith or therewith, be responsible for the consequence of any oversight or error of judgment or answerable for any loss, unless caused solely by its or their gross negligence or willful misconduct as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of the Agreement or any other Transaction Document a fiduciary relationship in respect of any Oz Rey or any Purchaser; and nothing in the Agreement or any other Transaction Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of the Agreement or any other Transaction Document except as expressly set forth herein and therein.

6.3 Lack of Reliance on the Agent. Independently and without reliance upon the Agent, each Purchaser, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Oz Rey and its subsidiaries in connection with such Purchaser’s investment in Oz Rey, the creation and continuance of the Secured Obligations, the transactions contemplated by the Transaction Documents, and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of Oz Rey and its subsidiaries, and of the value of the Collateral from time to time, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any credit, market or other information with respect thereto, whether coming into its possession before any Secured Obligations are incurred or at any time or times thereafter. The Agent shall not be responsible to Oz Rey or any Purchaser for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Agreement or any other Transaction Document, or for the financial condition of Oz Rey or the value of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Agreement or any other Transaction Document, or the financial condition of Oz Rey, or the value of any of the Collateral, or the existence or possible existence of any default or Event of Default (as defined in the Notes), under this Agreement, the Notes, or any of the other Transaction Documents.

6.4 Certain Rights of the Agent. The Agent shall have the right to take any action with respect to the Collateral, on behalf of all of the Purchasers. To the extent practical, the Agent shall request instructions from the Purchasers with respect to any material act or action (including failure to act) in connection with the Agreement, and shall be entitled to act or refrain from acting in accordance with the instructions of a Majority in Interest; if such instructions are not provided despite the Agent’s request therefor, the Agent shall be entitled to refrain from such act or taking such action, and if such action is taken, shall be entitled to appropriate indemnification from the Purchasers in respect of actions to be taken by the Agent; and the Agent shall not incur liability to any person or entity by reason of so refraining. Without limiting the foregoing, (a) no Purchaser shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the terms of the Agreement, and Oz Rey shall have no right to question or challenge the authority of, or the instructions given to, the Agent pursuant to the foregoing and (b) the Agent shall not be required to take any action which the Agent believes (i) could reasonably be expected to expose it to personal liability or (ii) is contrary to this Agreement, the Transaction Documents or applicable law.

6.5 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to the Agreement and its duties thereunder, upon advice of counsel selected by it and upon all other matters pertaining to this Agreement and its duties thereunder, upon advice of other experts selected by it. Anything to the contrary notwithstanding, the Agent shall have no obligation whatsoever to any Purchaser to assure that the Collateral exists or is owned by Oz Rey or is cared for, protected or insured or that the liens granted pursuant to the Agreement have been properly or sufficiently or lawfully created, perfected, or enforced or are entitled to any particular priority.

6.6 Indemnification. To the extent that the Agent is not reimbursed and indemnified by Oz Rey, the Purchasers will jointly and severally reimburse and indemnify the Agent, in proportion to their initially purchased respective principal amounts of Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or under the Agreement or any other Transaction Document, or in any way relating to or arising out of the Agreement or any other Transaction Document except for those determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction to have resulted solely from the Agent’s own gross negligence or willful misconduct. Prior to taking any action hereunder as Agent, the Agent may require each Purchaser to deposit with it sufficient sums as it determines in good faith is necessary to protect the Agent for costs and expenses associated with taking such action.

6.7 Resignation by the Agent.

(a) The Agent may resign from the performance of all its functions and duties under the Agreement at any time by giving 30 days’ prior written notice (as provided in the Agreement) to Oz Rey and the Purchasers. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below.

(b) Upon any such notice of resignation, the Purchasers, acting by a Majority in Interest, shall appoint a successor Agent hereunder.

(c) If a successor Agent shall not have been so appointed within said 30-day period, the Agent shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Purchasers appoint a successor Agent as provided above. If a successor Agent has not been appointed within such 30-day period, the Agent may petition any court of competent jurisdiction or may interplead Oz Rey and the Purchasers in a proceeding for the appointment of a successor Agent, and all fees, including, but not limited to, extraordinary fees associated with the filing of interpleader and expenses associated therewith, shall be payable by Oz Rey on demand.

6.8 Rights with respect to Collateral. Each Purchaser agrees with all other Purchasers and the Agent (i) that it shall not, and shall not attempt to, exercise any rights with respect to its security interest in the Collateral, whether pursuant to any other agreement or otherwise (other than pursuant to this Agreement), or take or institute any action against the Agent or any of the other Purchasers in respect of the Collateral or its rights hereunder (other than any such action arising from the breach of this Agreement) and (ii) that such Purchaser has no other rights with respect to the Collateral other than as set forth in this Agreement. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under the Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of the Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

ARTICLE VII.

MISCELLANEOUS

7.1 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

7.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or email as set forth on Exhibit A at or prior to 5:30 p.m. (Austin, Texas time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered at the facsimile number or email address as set forth on Exhibit A on a day that is not a Business Day or later than 5:30 p.m. (Austin, Texas time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on Exhibit A.

7.4 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by Oz Rey and Purchasers holding at least 67% in interest of the Notes then outstanding or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that if any amendment, modification or waiver disproportionately and adversely impacts a Purchaser (or group of Purchasers), the consent of such disproportionately impacted Purchaser (or group of Purchasers) shall also be required. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any amendment effected in accordance with accordance with this Section 7.4 shall be binding upon each Purchaser and holder of Oz Rey Securities and Oz Rey.

7.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Oz Rey may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Oz Rey Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Oz Rey Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

7.7 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other

Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Austin, Texas. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Austin, Texas, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party hereto shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

7.9 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of Oz Rey Securities.

7.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

7.12 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents.

7.13 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

7.14 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto.

7.15 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Oz Rey, LLC By: /s/ Robert S. Hersch Robert S. Hersch, Manager	T.R. Winston & Company, LLC, as Agent By:/s/ G. Tyler Runnels Name: G. Tyler Runnels Title: Chairman & CEO
Purchasers	Purchasers
Jonathan & Nancy Glaser Family Trust DTD 12-16-98 By:/s/ Jonathan Glaser Name: Jonathan Glaser Title: Trustee	Larry S. Spitcaufsky, Trustee of Larry Spitcaufsky Family Trust UTD 1-19-88 By: /s/ Larry Spitcaufsky Name: Larry Spitcaufsky Title: Trustee
Bryan Ezralow TTEE of the Bryan Ezralow 1994 Trust DTD 12-22-94 By:/s/ Bryan Ezralow Name: Bryan Ezralow Title: Trustee	EMSE, LLC, a Delaware limited liability company By: /s/ Bryan Ezralow Name: Bryan Ezralow, as Trustee of the Bryan Ezralow 1994 Trust U/T/D 12-22-94 Title: Manager and Member
Marc Ezralow 1997 Trust u/t/d 11.26.1997 By: /s/ Mark Ezralow Name: Mark Ezralow Title: Trustee	Elevado Investment Company, LLC, a Delaware limited liability company By: /s/ Bryan Ezralow Name: Bryan Ezralow, as Trustee of the Ezralow Family Trust U/T/D 12/09/1980 Title: Manager and Member
SPA Trust u/t/d 09.13.2004 By: /s/ Mark Ezralow Name: Mark Ezralow Title: Trustee	David Leff Family Trust u/t/d 02.03.1988 By: /s/ David Michael Leff Name: David Michael Leff Title: Trustee
C and R Irrevocable Trust u/t/d 11.05.2007 By: /s/ David Michael Leff Name: David Michael Leff Title: Trustee	Freedman Family Trust u/t/d 05.25.1982 By: /s/ Gary E. Freedman Name: Gary E. Freedman Title: Trustee
Freedman 2006 Irrevocable Trust u/t/d 02.27.2006 By: /s/ Gary E. Freedman Name: Gary E. Freedman Title: Trustee	Haddad Family Trust By: /s/ David Haddad Name: David Haddad Title: Trustee
/s/ Douglas S. Ramer Douglas S. Ramer	Joshua and Julie Ofman Family Trust By: /s/ Joshua J. Ofman Name: Joshua J. Ofman Title: Trustee

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